EXHIBIT 10.19

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made between Tower Hill Mines (US) LLC and International Tower Hill Mines Ltd. (hereafter collectively referred to as the “Company”) and Donald C. Ewigleben, Attorney at Law (hereafter referred to as “Consultant”).  The Company and Consultant are referred to collectively as the “Parties” and individually as a “Party.”

WHEREAS, the Company desires to retain the services of Consultant and Consultant desires to perform certain services for the Company and its affiliates pursuant to an independent contractor relationship and this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:

1.                                      Effective Date.  This Agreement is effective on January 3, 2014.

2.                                      Term.  The Term of this Agreement will be from January 3, 2014 through December 31, 2014; provided, however, that the Company may request Consultant cease providing services hereunder but may not discontinue the monthly compensation described in Section 4 of this Agreement unless the Company terminates the Agreement with cause, which means: (a) if  Consultant intentionally or through gross negligence fails to materially perform his responsibilities hereunder in a manner that meets the substantive specifications provided by this Agreement; (b) if Consultant materially breaches this Agreement; or (c) if Consultant materially breaches the Severance, Waiver and Release Agreement.

3.                                      Description of Independent Contractor Services.  Consultant agrees to provide the Company with consulting services described in further detail on Exhibit A attached hereto, to be performed by Consultant consistent with generally accepted industry standards for Consultant’s customary services and products (the “Services”).

4.                                      Compensation and Expenses.  The Company will pay Consultant compensation in the amount of $16,667 per calendar month during the Term pursuant to a check made payable to Donald C. Ewigleben, Attorney at Law.  The check for a particular calendar month, beginning with the check for January 2014, shall be paid within five (5) business days after the end of each such calendar month during the Term.  Consultant shall generally not work more than 32 hours per month, it being the intention of the Parties that this Agreement shall not delay Consultant’s “Separation from Service” from the Company (as such term is defined for purposes of Section 409A of the Internal Revenue Code, as amended) that otherwise occurs as result of Consultant’s termination of employment on December 31, 2013.

In accordance with the Company’s expense reimbursement policy, the Company will reimburse Consultant’s reasonable travel and other business expenses incurred in connection with performing the Services hereunder, provided that Consultant submits documentation of such expenses to the Company within 30 business days of incurring such expenses.

5.                                      Agreement to Perform Services as Independent Contractor.  As recognized in Colorado Revised Statutes Section 8-40-202(2)(b)(II) and Section 8-70-115(1)(c), the Parties agree that the Company will not:

a.                                      Require Consultant to work exclusively for the Company, provided that Consultant shall abide by all other agreements he has with the Company, including the non-compete agreement;

b.                                      Establish a quality standard for Consultant, except that the Company may provide plans and specifications regarding the Services but will not oversee the actual work or instruct Consultant as to how the work is to be performed; provided that the Parties agree as stated

in Section 3 that Consultant’s Services will be consistent with generally accepted industry standards for Consultant’s customary services and products;

c.                                       Pay Consultant a salary or hourly rate, but rather will pay Consultant a fixed monthly rate;

d.                                      Terminate Consultant’s current services for particular work Consultant accepts from the Company unless Consultant violates the terms of this Agreement or fails to produce a result that meets the specifications provided by this Agreement;

e.                                       Provide more than minimal training for Consultant;

f.                                        Provide tools or benefits to Consultant;

g.                                       Dictate the time of performance;

h.                                      Pay any individual pursuant to this Agreement; instead, the Company will make all compensation checks payable to “Donald C. Ewigleben, Attorney at Law,” the business name under which Consultant does business; or

i.                                          Combine its business operations in any way with Consultant’s business, but instead both Parties will maintain their own operations as separate and distinct.

6.                                      Consultant’s Separate Business.  As specified in Colorado Revised Statutes Sections 8-40-202(2)(a) and 8-70-115(1)(b), Consultant represents that Consultant is customarily engaged in an independent trade, occupation, profession or business related to the services Consultant will perform for the Company.  The Parties recognize and agree Consultant may actually and customarily provide similar services to others at the same time Consultant is providing services to the Company.

7.                                      No Unauthorized Use of the Company’s Name.  Consultant agrees not to use the Company’s name in any advertisement, promotion, business card, etc. without the Company’s prior written consent.  Consultant further agrees not to advertise, promote or represent to any customer, potential customer, supplier or any other third party that Consultant is the Company’s employee or agent. Instead, Consultant may represent only that the Parties have an independent contractor relationship under which Consultant may from time to time be offered by and may accept from the Company an opportunity to provide Consultant’s customary services and products.

8.                                      Insurance.

a.                                      No Insurance Through The Company.  During the term of this Agreement, the Company will not include Consultant or any individuals working for Consultant as an insured under any policy the Company has for itself, including, without limitation, any liability, automobile, life, collision, comprehensive, health, medical, workers’ compensation or unemployment compensation insurance policy as a result of any services performed under or relationship created by this Agreement.

b.                                      Consultant to Obtain, Maintain and Manage Insurance, Including Workers’ Compensation and Unemployment Compensation Insurance for its Employees, and Legal Malpractice Insurance.  Consultant agrees that Consultant will have in place on the effective date of this Agreement and will maintain during the term of this Agreement all necessary or required insurance, if any, including but not limited to workers’ compensation  insurance and unemployment compensation insurance, covering Consultant and each of his employees who provides any services or products to the Company or related to this Agreement (Consultant’s “Employees”).   Consultant will procure legal malpractice insurance and will not provide legal services to the Company until such legal malpractice insurance is in place.  Consultant will also have liability insurance and automobile insurance.

Consultant will be solely responsible for managing and will be solely liable for any damages or award and will defend and indemnify the Company with regard to, any occupational injury claim or unemployment claim, appeal or related proceeding brought by or on behalf of any Employee of Consultant, unless such claim, appeal or related proceeding is the result of the Company’s negligence or wrongful act in which case the Company will indemnify the Consultant from any claim, appeal or related proceeding based upon a workplace injury.  Upon request, Consultant must provide proof reasonably satisfactory to the Company and its insurers that Consultant has all necessary or required insurance, if any, including but not limited to legal malpractice insurance, workers’ compensation insurance and unemployment compensation insurance policies in place providing the required coverage for Consultant or Consultant’s Employees.

9.                                      NO WITHHOLDING OR BENEFITS FROM THE COMPANY AND CONSULTANT’S OBLIGATION TO PAY TAXES.  As provided in Colorado Revised Statutes Sections 8-40-202(2)(b)(IV) and 8-70-115(2), Consultant expressly agrees that, as an independent contractor, Consultant is not entitled to any employee benefits from the Company with respect to his Services hereunder, including, but not limited to, any employer withholdings or liability for: taxes, FICA, Medicare or Medicaid; medical or disability insurance; vacation or leave; pension; unemployment insurance; or worker’s compensation insurance (collectively, “Employee Benefits/Taxes”).  Consultant is obligated to, and hereby warrants and represents that Consultant shall timely pay all federal and state income tax, and any other applicable taxes, on any moneys paid pursuant to the Parties’ contractual relationship hereunder.

10.                               Independent Contractor Status.  Consultant and the Company understand and intend that Consultant and any individuals affiliated therewith shall perform the Services specified under this Agreement as an independent contractor and not as an employee of the Company.  The manner of and means by which Consultant executes and performs its obligations hereunder are to be determined by Consultant in its reasonable discretion.  Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner, unless, in each instance, Consultant receives the prior written approval of the Company to so assume, obligate, or bind the Company.

11.                               Consultant’s Duties to Its Employees.  In addition to the obligations regarding workers’ compensation and unemployment compensation insurance, Consultant will comply with all laws, regulations, municipal codes and ordinances and other workplace requirements and standards applicable to Consultant’s Employees, if any, including, without limitation, federal and state laws governing wages and overtime, equal employment, safety and health, employees’ citizenship, withholdings, pensions, reports and record keeping.

12.                               Consultant’s Qualifications.  On the effective date of this Agreement, and during the term of this Agreement, Consultant will be fully qualified and will have all approvals and registrations needed to perform its obligations under this Agreement. Consultant will have and maintain all licenses, permits, certificates and registrations needed to perform its Services pursuant to this Agreement.

13.                               Confidential Information.

a.                                      Except in connection with the performance of Consultant’s Services hereunder, Consultant shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Consultant’s benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its affiliates (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, and information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, or prospects) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information except pursuant to the express written permission of the Company to deliver any such information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).  Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public prior to the date Consultant proposes to disclose or use such information, provided, that such publishing of the Confidential Information shall not have resulted from Consultant directly or indirectly breaching its obligations under this Agreement, or from any third-party breaching its confidentiality obligations to the Company.  For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published.

b.                                      Upon termination of Consultant’s Agreement with the Company for any reason, Consultant will promptly destroy or, upon the Company’s written request, deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, and any other documents or property (including but not limited to the laptop computer) belonging to the Company or the Company’s affiliates or in any way concerning the Company’s customers, business plans, computer programs, marketing strategies, products, property or processes.

c.                                       The Parties agree that the Company’s Confidential Information includes trade secrets, as such term is defined under Colorado Uniform Trade Secrets Act, Colorado Revised Statutes Sections 7-74-101 to 7-74-110, and that Consultant shall protect and not misappropriate such trade secrets in connection with Consultant’s Services provided under this Agreement.

14.                               Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Consultant may discover, invent or originate during the term of this Agreement, either alone or with others and whether or not by the use of the property or facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Consultant shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein.  Consultant hereby appoints the Company as Consultant’s attorney-in-fact to execute on its behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

15.                               Agreement to Avoid Conflicts of Interest.  Although, as provided herein, Consultant may provide similar services to others at the same time it is providing services to the Company, Consultant will avoid conflicts of interest in providing its services under this Agreement.  Consultant will not use any of the Company’s facilities, equipment, labor or supplies for any outside business or communicate to any third party that any outside work is in any way by or for the Company.

16.                               Relief.  The Parties agree that if either Party violates this Agreement, it would be difficult to determine the damages the other Party would suffer including, but not limited to, losses attributable to lost confidential information.  Accordingly, each Party agrees that if it breaches this Agreement, the other Party will be entitled to an Order for injunctive relief and/or for specific performance, or their equivalent, from a court, including requirements that the subject Party take action or refrain from action to preserve the secrecy of the Company’s Confidential Information and to protect the other Party from additional damages.  The Parties agree that neither Party needs to post a bond to obtain an injunction and waives the right to require such a bond.  Such relief will be in addition to any other remedy which may be available at law or in equity to either Party.

17.                               Indemnity.

By the Company in favor of the Consultant.  The Company will indemnify and hold harmless Consultant from and against any loss, liability, claim, demand, damage and expense (including reasonable legal fees) (each a “Claim” and collectively “Claims”) in connection with the provision of the Services hereunder and arising out of or relating to conduct by the Consultant or the Company during the Term of this Agreement; provided, however, that the indemnity shall not extend or apply to any Claim: (a) arising out of the fraud, intentional misconduct, gross negligence or criminal act of the Consultant as the case may be; (b) arising out of or relating to a material breach of this Agreement by the Consultant; or (c) as otherwise prohibited by law.

By the Consultant in favor of the Company.  The Consultant will indemnify and hold harmless the Company and any of its directors, officers, employees, contractors and agents for any Claim relating to or arising out of the fraud, intentional misconduct, criminal act or gross negligence of Consultant as the case may be, or relating to or arising out of a material breach of this Agreement by the Consultant.

Claims.  In the event that any action, suit or proceeding is brought against either Consultant or the Company (in this Section, an “Indemnified Party”) in respect of which indemnity may be sought against the other Party (in this Section, an “Indemnifying Party”), as the case may be, the Indemnified Party shall give the Indemnifying Party prompt written notice of any such action, suit or proceeding of which the Indemnified Party has knowledge and the Indemnifying Party shall undertake an investigation and defense thereof on behalf of or in addition to the Indemnified Party, and shall employ counsel acceptable to such Indemnified Party, and make payment of all reasonable expenses.

No admission of liability and no settlement of any action, suit or proceeding shall be made without the consent of the Indemnifying Party and the Indemnified Parties affected, such consent not to be unreasonably withheld.

Notwithstanding that the Indemnifying Party shall undertake an investigation and the defense of any action, suit or proceeding, an Indemnified Party shall have the right to employ separate counsel in any such action, suit or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless:

a.                                      employment of such counsel has been authorized by the Indemnifying Party;

b.                                      the Indemnifying Party has not assumed the defense of the action, suit or proceeding within a reasonable period of time after receiving notice thereof;

c.                                       the named parties to any such action, suit or proceeding include both the Indemnifying Party and the Indemnified Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party; or

d.                                      there are one or more legal defense available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party.

The foregoing rights of indemnification shall not be exclusive of any other rights to which the Indemnified Parties may be entitled as a matter of law or which may be lawfully granted to such Indemnified Parties.

The indemnity set forth in this Section shall not extend or apply to any Claim between the Consultant and the Company or its affiliates.

18.                               Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon sending via electronic mail or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other Party at the following addresses:

If to the Company:

Tower Hill Mines (US)/ITH

Attention:  Chair of the Board

Suite 350 - 9635 Maroon Circle, Suite 350

Englewood, Colorado 80112

Facsimile:  720/881-7645

With a copy to (provided, however, the copy shall not constitute the notice required pursuant to this Section):

Sybil Kisken

Davis Graham & Stubbs LLP

1550 17th Street, Suite 500

Denver, Colorado  80202

Facsimile:  303/893-1379

If to Consultant, addressed to:

Donald C. Ewigleben

7423 S. Chapparal Circle East

Centennial, Colorado  80016

With a copy to (provided, however, the copy shall not constitute the notice required pursuant to this Section):

Mary L. Will

Faegre Baker Daniels

3200 Wells Fargo Center

1700 Lincoln Street

Denver, Colorado 80203-4532

Facsimile:  303/607-3600

If a Party’s address changes, the new address shall be the notice address pursuant to this Section, provided that such new address has been furnished to the other Party in writing in accordance with this Section 19.

19.                               Entire Agreement.  This Agreement contains the entire agreement between the Parties with respect to the consulting services to be provided by Consultant.  No promises or representations have been made by the Company or Consultant regarding the subject matter of this Agreement other than those contained in this Agreement.

20.                               Amendment.  This Agreement may be amended or modified only by a written instrument executed by both Parties.

21.                               Assignment; Subcontracting.  Consultant may not assign this Agreement or any of its rights hereunder, or delegate or subcontract any of its obligations hereunder, without the prior written consent of the Company.  The Company may assign this Agreement to any successor, and the Consultant expressly consents to such assignment, provided the successor abides by all terms and conditions of this Agreement.

22.                               Governing Law and Forum.  This Agreement and all disputes arising hereunder shall be subject to, governed by, and construed in accordance with the laws of the State of Colorado, without regard to conflict of laws provisions.  All disputes arising under or relating to this Agreement shall be resolved in the federal or state courts of Colorado.

23.                               Waiver.  No delay or omission by either Party in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by either Party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

24.                               Severability.  In the event that any provision of this Agreement shall be invalid, illegal, or otherwise unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

25.                               Construction.  This Agreement shall be deemed drafted equally by both the Parties.  Its language shall be construed as a whole and according to its fair meaning.  Any presumption or principle that the language is to be construed against any Party shall not apply.  The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation.

26.                               Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  Signatures delivered electronically or by facsimile shall be deemed effective for all purposes.

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IN WITNESS OF THE PARTIES’ AGREEMENTS, the Parties have executed this Agreement on the date(s) indicated below.

CONSULTANT

/s/ Donald C. Ewigleben
By: Donald C. Ewigleben
Its:

STATE OF COLORADO                                                           )

)                                            ss.

COUNTY OF DOUGLAS                                                         )

The foregoing Agreement was signed and acknowledged before me this 31st day of December, 2013, by Donald C. Ewigleben.

/s/ Nicholas W. Hernon
Witness my hand and official seal.
Notary Public

My Commission Expires: June 24, 2017

THE COMPANY

/s/ Tom S. Q. Yip
By: Tom Yip
Its: CFO

STATE OF COLORADO                                                           )

)                                            ss.

COUNTY OF DOUGLAS                                                         )

The foregoing Agreement was signed and acknowledged before me this 31st day of December, 2013, by Tom Yip.

/s/ Nicholas W. Hernon
Witness my hand and official seal.
Notary Public
My Commission Expires: June 24, 2017

Exhibit A

In order to have an effective transition from the Company’s present Chief Executive Officer to a new Chief Executive Officer (hereafter the “CEO”), the Company has contracted with Consultant to provide certain limited legal, advisory and general business consulting services to the Company between January 3, 2014 through December 31, 2014.  The Consultant will:

•                  Review the Company and/or its affiliates’ disclosures for the 2013 SEC Management Disclosures and Analysis and Proxy Statement;

•                  Advise the CEO on certain investor relations matters;

•                  Facilitate the transfer of investor relations contacts and relationships to the CEO;

•                  Advise the CEO on certain business development activities;

•                  Advise the CEO regarding certain confidentiality and other agreements;

•                  Provide the Company and/or its affiliates with general corporate management and strategic planning services;

•                  Advise the CEO with respect to the design and implementation of certain marketing and communications initiatives, including participation in meetings with existing and potential shareholders and investors;

•                  Advise the CEO on potential capital market funding initiatives;

•                  Advise the Company and/or its affiliates with respect to ongoing exploration and development work at the Livengood Gold Project;

•                  Provide the Company and/or its affiliates with strategy and business advice;

•                  Assist the Company and/or its affiliates with the development of strategic alliances;

•                  Assist the Company and/or its affiliates with negotiating future agreements; and

•                  Provide other legal, advisory and general business consultative services as the CEO and/or Company and/or its affiliates may reasonably request from time to time consistent with Consultant’s skills and expertise and the terms and conditions of the Consulting Agreement;

altogether, collectively, the “Services.”